Exhibit 99.1

MIM ACQUIRES STRONG REGIONAL SPECIALTY PROVIDER
Complements Focus on Customer Service and Value
Adds Physician and Patient Density in NY

      ELMSFORD, NY - February 2, 2004 - MIM Corporation (NASDAQ:MIMS) (CBOE:OQX) (AMEX:OQX), a pharmaceutical healthcare organization, today announced that it has acquired Natural Living, Inc., a specialty pharmaceutical provider, based in New York City for $15 million. Natural Living's estimated 2003 revenues are $40 million.

          Richard H. Friedman, Chairman and Chief Executive Officer of MIM Corporation commented: "We are excited to add Natural Living's foundation of long-term local physician relationships and loyal customer base to Bioscrip's already significant position in the New York metropolitan region. The acquisition further enhances our HIV, Oncology and Hepatitis C disease categories, while complementing our overall disease state profile."

         Bruce Hershfield, Natural Living's President will continue to run Natural Living's day to day operations. "We are following on our strategy of acquiring accretive companies with knowledgeable and customer focused management teams. Bruce's 20 years of providing superior service to the chronically ill and genetically impaired will be invaluable," added Mr. Friedman.

         MIM's specialty focus is the cost-effective servicing of the widest breadth of disease categories with a high level of personalized care and attention in an environment of escalating healthcare costs. This acquisition further enhances Bioscrip's regional strength in the Northeast and Midwest.

         The Company will report its fourth quarter and fiscal 2003 results on February 3, before market open, with a conference call at 9:00 AM ET. Interested parties may participate in the conference call by dialing 888-428-4472 (US), or 651-291-5254 (International), 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available from 12:30 PM ET on February 3 through 11:59 PM ET on February 10, by dialing 800-475-6701 (US), or 320-365-3844 (International), and entering access code 716733. A webcast of the conference call will also be available under the investor information section of the MIM Corporation website, www.mimcorporation.com.

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

James S. Lusk Executive Vice President/Chief Financial Officer MIM Corporation 914-460-1648 Email: jlusk@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 ext. 207 Email: rlevine@annemcbride.com